FRANKLIN CALIFORNIA TAX-FREE INCOME FUND

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT, dated as of December 29, 2017, is made between FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, a Delaware statutory trust (the “Trust” or the “Fund”), and FRANKLIN ADVISERS, INC., a California corporation (the “Adviser”), and amends and restates the prior Investment Management Agreement between the Trust and the Adviser, dated as of August 1, 2007, and amended as of January 1, 2008.

            WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services; and,

            WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Trust.

             NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

            1.         Employment of the Adviser. The Trust hereby employs the Adviser to manage the investment and reinvestment of the Trust’s assets and to administer its affairs, subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

            2.         Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

            A.        Administrative Services. The Adviser shall furnish to the Fund adequate (i) office space, which may be space within the offices of the Adviser or in such other place as may be agreed upon from time to time, (ii) office furnishings, facilities and equipment as may be reasonably required for managing the corporate affairs and conducting the business of the Fund, including complying with the corporate and securities reporting requirements of the United States and the various states in which the Fund does business, conducting correspondence and other communications with the shareholders of the Fund, maintaining all internal bookkeeping, accounting and auditing services and records in connection with the Fund's investment and business activities, and computing net asset value. The Adviser shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services. The Adviser shall also compensate all officers and employees of the Trust who are officers or employees of the Adviser or its affiliates.

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                        B.        Investment Management Services.

                                    (a)        The Adviser shall manage the Trust’s assets subject to and in accordance with the investment objectives and policies of the Trust and any directions which the Trust’s Board of Trustees may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of the Trust’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Trust’s investment securities shall be exercised. The Adviser shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, of (i) the decisions made with respect to the investment of the Trust’s assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

                                    (b)       The Adviser, subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time, shall place, in the name of the Trust, orders for the execution of the Trust’s securities transactions. When placing such orders, the Adviser shall seek to obtain the best net price and execution for the Trust, but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Trust and the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board of Trustees determines that the Trust will benefit, directly or indirectly, by doing so, the Adviser may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by that broker.

                                    Accordingly, the Trust and the Adviser agree that the Adviser shall select brokers for the execution of the Trust’s transactions from among:

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(i)        Those brokers and dealers who provide quotations and other services to the Trust, specifically including the quotations necessary to determine the Trust’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

(ii)       Those brokers and dealers who supply research, statistical and other data to the Adviser or its affiliates which the Adviser or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Trust, or which place the Adviser in a better position to make decisions in connection with the management of the Trust’s assets and securities, whether or not such data may also be useful to the Adviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

                                    (c)        When the Adviser has determined that the Trust should tender securities pursuant to a “tender offer solicitation,” Franklin/Templeton Distributors, Inc. (“Distributors”) shall be designated as the “tendering dealer” so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which Distributors may be a member. Neither the Adviser nor Distributors shall be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the Financial Industry Regulatory Authority) as of the date of this Agreement. This Agreement shall not obligate the Adviser or Distributors (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust shall enter into an agreement with the Adviser and/or Distributors to reimburse them for all such expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

                                    (d)       The Adviser shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Adviser, on behalf of the Trust, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

                                    (e)        The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser’s paramount duty to obtain the best net price and execution for the Trust.

                                    (f)        Decisions on proxy voting shall be made by the Adviser unless the Board of Trustees determines otherwise. Pursuant to its authority, the Adviser shall have the power to vote, either in person or by proxy, all securities in which the Trust may be invested from time to time, and shall not be required to seek or take instructions from the Trust with respect thereto. The Adviser shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Trust, or the issuers thereof, including actions involving bankruptcy. Should the Adviser undertake litigation against an issuer on behalf of the Trust, the Trust agrees to pay its portion of any applicable legal fees associated with the action or to forfeit any claim to any assets the Adviser may recover and, in such case, agrees to hold the Adviser harmless for excluding the Trust from such action. In the case of class action suits involving issuers held in the Trust, the Adviser may include information about the Trust for purposes of participating in any settlements.

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C.        Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials. The Adviser, its officers and employees will make available and provide accounting and statistical information required by the Trust in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares.

                        D.        Other Obligations and Services. The Adviser shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

                        E.         Delegation of Services. The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act (“Sub-Advisers”) to perform, and thereby delegates to any such Sub-Adviser, some or all of the services for the Trust for which it is responsible under Section 2.B. of this Agreement or as the Adviser may otherwise determine to be necessary or appropriate to seek to implement the Trust’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Trust’s shareholders, if required. The Adviser will compensate any Sub-Adviser for its services to the Trust. The Adviser will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Trust’s investment policies and restrictions. The Adviser may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Trust’s shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Trust. The Adviser will also retain sole responsibility for all services described in Section 2.B. of this Agreement and not expressly delegated to one or more Sub-Advisers.

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            3.         Expenses of the Trust. It is understood that the Trust will pay all of its own expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Trust shall include:

                        A.        Fees and expenses paid to the Adviser as provided herein;

                        B.        Expenses of all audits by independent public accountants;

                        C.        Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of its shares;

                        D.        Expenses of obtaining quotations for calculating the value of the Trust’s net assets;

                        E.         Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Adviser or its affiliates;

                        F.         Taxes levied against the Trust;

                        G.        Brokerage fees and commissions in connection with the purchase and sale of securities for the Trust;

H.        Costs, including the interest expense, of borrowing money;

I.          Costs incident to meetings of the Board of Trustees and shareholders of the Trust, reports to the Trust’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Trust’s and the Trust’s legal existence;

                        J.         Legal fees, including the legal fees related to the registration and continued qualification of the Trust’s shares for sale;

                        K.        Trustees’ fees and expenses to trustees who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

L.         Costs and expense of registering and maintaining the registration of the Trust and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders;

M.       Trade association dues;

                        N.        The Trust’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

                        O.        The Trust’s portion of the cost of any proxy voting service used on its behalf.

            4.         Compensation of the Adviser. The Trust shall pay a management fee in cash to the Adviser based upon a percentage of the value of the Trust’s net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Adviser, during the preceding month, on the first business day of the month in each year.

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                        A.        For purposes of calculating such fee, the value of the net assets of the Fund shall be the net assets computed as of the close of business on the last business day of the month preceding the month in which the payment is being made, determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The annual rate of the management fee payable by the Fund shall be as follows:

0.625% of the value of net assets up to and including $100 million;

0.500% of the value of net assets over $100 million and not over $250 million;

0.450% of the value of net assets over $250 million and not over $7.5 billion;

0.440% of the value of net assets over $7.5 billion and not over $10 billion;

0.430% of the value of net assets over $10 billion and not over $12.5 billion;

0.420% of the value of net assets over $12.5 billion and not over $15 billion;

0.400% of the value of net assets over $15 billion and not over $17.5 billion;

0.380% of the value of net assets over $17.5 billion and not over $20 billion; and

0.360% of the value of net assets in excess of $20 billion.

                        B.        The management fee payable by the Trust shall be reduced or eliminated to the extent that Distributors has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith and to the extent necessary to comply with the limitations on expenses which may be borne by the Trust as set forth in the laws, regulations and administrative interpretations of those states in which the Trust’s shares are registered. The Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Trust’s expenses, as if such waiver or limitation were fully set forth herein.

                        C.        If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

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            5.         Activities of the Adviser. The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Adviser or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

            6.         Liabilities of the Adviser.

                        A.        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Trust.

                        B.        Notwithstanding the foregoing, the Adviser agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Adviser or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust’s Board of Trustees; or, (ii) is within the control of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders. The Adviser shall not be obligated pursuant to the provisions of this Subparagraph 6.B., to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Adviser or any of its affiliates from the sale of his shares of the Adviser, or similar matters. So long as this Agreement is in effect, the Adviser shall pay to the Trust the amount due for expenses subject to this Subparagraph 6.B. within thirty (30) days after a bill or statement has been received by the Adviser therefor. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Adviser or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

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                        C.        No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

            7.         Renewal and Termination.

                        A.        This Agreement shall become effective on the date written below and shall continue in effect for one (1) year thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Trust or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement (other than as Trustees of the Trust) or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

                        B.        This Agreement:

                                    (i)        may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust on sixty (60) days’ written notice to the Adviser;

                                    (ii)       shall immediately terminate with respect to the Trust in the event of its assignment; and

                                    (iii)      may be terminated by the Adviser on sixty (60) days’ written notice to the Trust.

                        C.        As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act.

                        D.        Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

            8.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            9.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on December 29, 2017.

FRANKLIN CALIFORNIA TAX-FREE INCOME FUND

By:

          Steven J. Gray

Title: Vice President and Co-Secretary

FRANKLIN ADVISERS, INC.

By:

          Edward D. Perks

Title:  President

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